Exhibit 2.01

RELIABILITY INCORPORATED

INDEX TO FINANCIAL STATEMENTS

Page
Financial statements of businesses acquired:
Medallion Electric, Inc.:
Report of independent registered public accounting firm	2
Balance Sheets at December 31, 2005 and 2006	3
For each of the two years in the period ended December 31, 2006:
Statements of operations	4
Statements of cash flows	5
Notes to financial statements	6
Medallion Electric Acquisition Corporation:
Report of independent registered public accounting firm	10
Balance Sheets at December 31, 2006	11
Statements of operations for the period ended December 31, 2006	12
Statement of changes in shareholders’ Equity for the period ended December 31, 2006	13
Statements of cash flows for the period ended December 31, 2006	14
Notes to financial statements	15
Unaudited Pro forma financial information:
Introductory description	16
Unaudited Pro forma statement of operations:
For the year ended December 31, 2006	17
For the three months ended March 31, 2007	18
Unaudited Pro forma balance sheet at March 31, 2007	19
Notes to pro forma financial statements	20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Medallion Electric, Inc.

We have audited the accompanying balance sheets of Medallion Electric, Inc. as of December 31, 2006 and 2005 and the related statements of operations and retained earnings and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting principles accepted in the United States of America (GAAP). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medallion Electric, Inc. at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the two year period then ended in conformity with accounting principles generally accepted in the in the United States of America.

/s/ Kempisty & Company

Certified Public Accountants PC
New York, New York
March 5, 2007

MEDALLION ELECTRIC, INC.

BALANCE SHEETS

(In thousands, except share data)

	2006	2005
ASSETS
Current assets:
Cash	$485	$71
Accounts receivable	793	642
Prepaid expense	3	5
Cost in excess of estimated earnings	403	73

Total current assets	1,684	791
Net property and equipment	130	113
Deposits	5	5

	$1,819	$909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank credit line	$—	$29
Current maturities of long-term debt	32	28
Accounts payable	237	290
Billings in excess of estimated costs	1	2
Due to stockholder	—	45

Total current liabilities	270	394
Long-term liabilities:
Long-term debt (net of current portion)	55	69

Total liabilities	325	463
Commitments and contingencies	—	—
Stockholders’ equity:
Common Stock, $1.00 par value, 1000 shares authorized, 250 shares outstanding	1	1
Retained earnings	1,996	948
Treasury stock	(503)	(503)

Total stockholders’ equity	1,494	446

Total liabilities and stockholder’s equity	$1,819	$909

The accompanying notes are an integral part of these financial statements.

MEDALLION ELECTRIC, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands)

	Year Ended December 31,
	2006	2005
Sales	$7,856	$4,785
Cost of sales	5,905	3,829

Gross profit	1,951	956
Operating expenses
Selling, general and administrative	621	469
Depreciation	26	25

Total operating expenses	647	4,323

Income from operations	1,304	462
Other income:
Interest income	7	—
Gain on the sale of assets	—	1

Total other income	7	1
Other expenses:
Interest	7	6

Net income	$1,304	$457
Retained earnings - beginning of period	$948	$556
Less dividends	256	65

Retained earning - end of period	$1,996	$948

The accompanying notes are an integral part of these financial statements.

MEDALLION ELECTRIC, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$1,304	$457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26	25
(Gain) on sale of assets	—	(1)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(151)	(312)
(Increase) decrease in prepaid expenses	1	1
(Increase) decrease in costs in excess of estimated earnings	(329)	(46)
Increase (decrease) in accounts payable	(54)	90
Increase (decrease) in billings in excess of estimated costs	(1)	(1)

Total adjustments	(508)	(244)

Net cash provided by operating activities	796	213

Cash flows from financing activities:
Advances on bank line of credit	—	—
Payments on bank line of credit	(28)	(21)
Proceeds from loans payable	20	24
Principal payments on loans payable	(30)	(46)
Principal payments on shareholder loan	(45)	(35)
Dividends paid	(256)	(65)

Cash used by financing activities	(339)	(143)

Cash flows from investing activities:
Equipment purchased	(43)	(28)
Proceeds from sale of equipment	—	20

Cash flows from investment activities	(43)	(8)

Net increase (decrease) in cash	414	62
Cash:
Beginning of period	71	9

End of period	$485	$71

Supplemental disclosure of noncash financing and investing activities:
Cash paid during the year for interest	$7	$6

The accompanying notes are an integral part of these financial statements.

MEDALLION ELECTRIC, INC.

Notes to Financial Statement

1. Organization

Medallion Electric, Inc. (“Medallion Electric” or the “Company”) was incorporated in the State of Florida in 1980. Medallion Electric is an electrical contracting company specializing in electrical contracting services to residential homebuilders. The corporate headquarters is located in Coral Springs, Florida.

2. Accounting Policies

Basis of Presentation

The accompanying financial statements include the accounts of Medallion Electric, Inc.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions Medallion Electric and Medallion Electric Acquisition may undertake in the future, actual results may ultimately differ from the estimates.

Revenue Recognition

Revenues from fixed-price and modified fixed-price contracts are recognized on the percentage of completion method, measured by the percentage of costs incurred to date compared to estimated total cost for each contract. This method is used because most of the contracts involve a period of twelve months or more to complete.

Contract costs include all direct materials, labor costs and equipment costs and those indirect costs related to contract performance, such as supplies, tool, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provision for estimated losses on uncompleted contracts are made in the period in which such losses are determined, if any. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, if any, and final contract settlements may result in revisions to costs and income and are recognized in the period which the revisions are determined.

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts to allow for any amounts that may not be recoverable. The amount of the allowance is based on an analysis of the Company’s prior collection experience, customer credit worthiness, and current economic trends. Based on management’s review of accounts receivable, no allowance for doubtful accounts is considered necessary. The Company determines receivables to be past due based on the payment terms of original invoices. Interest is not typically charged on past due receivables.

MEDALLION ELECTRIC, INC.

Notes to Financial Statement

Property, Plant and Equipment

Property, Plant and Equipment are recorded at cost. Depreciation expense is determined using the straight-line method based upon the following service lives:

Equipment	7 years
Transportation Equipment	7 years
Computer Equipment	3 years

Expenditures for major renewals and betterments that extend the useful lives of machinery and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, prepaid expenses, bank debt, accounts payable and note due to shareholder. Carrying values are considered to approximate fair value due to their relative short-term maturities.

Income Taxes

Medallion Electric, with the consent of its shareholder, has elected under the Internal Revenue Code, to file its income tax returns as an S corporation. In lieu of corporate income taxes, the shareholder of an S corporation is taxed on his proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

Recent Accounting Pronouncements

The adoption of recent accounting pronouncements by the Company did not have an impact on its results of operations, financial position or cash flows.

3. Accounts Receivable

Medallion Electric accounts receivable were as follows at (in thousands):

	December 31,
	2006	2005
Accounts Receivable	$793	$642
Allowance for doubtful accounts	—	—

Accounts receivable, net	$793	$642

4. Costs and billings on uncompleted contracts

Cost and billings on uncompleted contracts are comprised of the following (in thousands):

	December 31,
	2006	2005
Costs incurred on uncompleted contracts	$8,368	$5,905
Estimated earnings	8,770	5,976

	$402	$71

These amounts are included in the accompanying balance sheet under the following captions (in thousands):

	December 31,
	2006	2005
Costs in excess of estimated earnings	$403	$73
Billing in excess of estimated costs	1	2

	$402	$71

MEDALLION ELECTRIC, INC.

Notes to Financial Statement

5. Property and Equipment

Property and equipment was as follows (in thousands):

	December 31,
	2006	2005
Equipment	$3	$3
Transportation Equipment	216	174
Computer equipment	5	5

Total	224	182
Accumulated depreciation	(95)	(69)

Net property and equipment	$129	$113

6. Bank Credit Line

The Company maintains a short-term line of credit with a bank totaling $50,000. Interest is payable monthly at prime plus one percent (1%). The loan is unsecured. The balance of the line of credit (in thousands) was as follows:

	December 31,
	2006	2005
Line of credit balance	$—	$29

7. Long-term Debt

Long-term debt consists of the following (in thousands except monthly installments):

	Interest Rate	Monthly Installment	Final Payment	December 31,
Creditor				2006	2005
Ford Motor Credit	1.90%	$432.98	Jul-09	$12	$17
Ford Motor Credit	1.90%	$421.47	Jul-09	14	19
Ford Motor Credit	1.90%	$421.47	Jul-09	15	19
Ford Motor Credit	5.99%	$342.82	Oct-09	11	14
Ford Motor Credit	8.49%	$380.83	Oct-07	4	8
Ford Motor Credit	8.99%	$295.94	Feb-08	4	7
Chrysler Financial	7.99%	$359.39	Aug-09	10	13
Ford Motor Credit	7.49%	$406.42	Feb-11	17	—

Total				87	97
Less: current portion				32	28

Long-term portion				$55	$69

8. Related Party Transaction

An individual who is an officer and sole stockholder of the Company holds an unsecured, non-interest bearing note from the Company. The note is payable on demand and totals the following amounts (in thousands):

	December 31,
	2006	2005
Note payable to stockholder	$—	$45

MEDALLION ELECTRIC, INC.

Notes to Financial Statements

9. Capital Stock and Treasury

The Company is authorized to issue 1,000 shares of common stock par value $1.00, 250 of which are issued and outstanding. The common stock of the Company totals the following amounts (in thousands) on the dates indicated:

	December 31,
	2005	2004
Medallion Electric common stock	$1	$1

On October 14, 1998, the Company entered into a Stock Purchase Agreement (the “Agreement”) with a former shareholder, pursuant to which the Company redeemed from that shareholder the 250 shares of common stock then owned by him for the aggregate sum of $502,670. An initial payment of $50,267 was made upon execution of the Agreement, and the Company executed a promissory note in favor of the former shareholder calling for 60 monthly payments of $8.958.12, which included interest on the unpaid principal balance of seven percent (7%). The promissory note was secured with a lien on all the Company’s assets. The Company paid the final payment on the promissory note in March 2004. The treasury stock of the Company totals the following amounts (in thousands) on the dares indicated:

	December 31,
	2005	2004
Medallion Electric treasury stock	$503	$503

10. Concentration of Credit Risk

Medallion Electric maintains cash balances at one national financial institution with branch locations located in Southern Florida. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company’s uninsured cash balances total as follows (in thousands) on the dates indicated:

December 31,
2006	2005
$385	$—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders of

Medallion Electric Acquisition Corporation

(A development stage company)

We have audited the accompanying balance sheet of Medallion Electric Acquisition Corporation (a development stage company) as of December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the period from December 8, 2006 (Inception) to December 31, 2006. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medallion Electric Acquisition Corporation (a development stage company) as of December 31, 2006 and the results of operations and cash flows for the period from December 8, 2006 (Inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kempisty & Company

Certified Public Accountants, P.C.
New York, New York
February 21, 2007

MEDALLION ELECTRIC ACQUISITION CORPORATION

(A Development Stage Company)

BALANCE SHEET

December 31, 2006

2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common Stock (7,500 shares authorized, par value $0.001, 100 shares subscribed)	$—
Additional paid-in capital	100
Subscriptions receivable	(100)

Stockholders’ equity	—

Total Liabilities and Shareholders’ Equity	$—

See notes to financial statements.

MEDALLION ELECTRIC ACQUISITION CORPORATION

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Period December 8, 2006 (Inception) to December 31, 2006

2006
Net sales	$—
Cost of sales	—

Gross profit	—
Expenses	—

Income (loss) before income tax and comprehensive income	—
Income tax	—

Income (loss) before comprehensive income	—
Comprehensive income	—

Net income (loss)	$—

See notes to financial statements.

MEDALLION ELECTRIC ACQUISITION CORPORATION

(A Development Stage Company)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Period December 8, 2006 (Inception) to December 31, 2006

	Common Stock $0.001 par value		Additional Paid-in Capital	Total
	Shares	Amount
Balance December 8, 2006 (Inception)	$—	$—	$—	$—
Sale of common stock for stock subscription	100	—	100	100
Subscription receivable	(100)	—	(100)	(100)

Balance December 31, 2006	$—	$—	$—	$—

See notes to financial statements.

MEDALLION ELECTRIC ACQUISITION CORPORATION

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period December 8, 2006 (Inception) to December 31, 2006

2006
Operating activities:
Net income	$—
Adjustments to reconcile net loss to net income used by operations
Changes in operating assets and liabilities:	—

Net cash used by operating activities	—
Investing activities:
Net cash used by investing activities	—
Financing activities:
Net cash provided by financing activities	—
Effect of exchange rate changes on cash	—
Increase in cash	—
Cash at beginning of period	—

Cash at end of period	$—

Supplemental cash flow information:
Non-cash financing activities:
Sale of stock for subscription receivable	$100

See notes to financial statements.

MEDALLION ELECTRIC ACQUISITION CORPORATION

(A Development Stage Company)

Notes to Financial Statements

1. Organization

Medallion Electric Acquisition Corporation (“Company”) was incorporated under the law of the State of Florida on December 8, 2006. The Company was formed to facilitate a merger between business entities.

The Company is considered to be a development stage company, and has no operations at December 31, 2006.

2. Summary of Significant Accounting Policies

Basis of Presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in U.S. dollars.

Use of Estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the year reported. Actual results may differ from these estimates.

Revenue Recognition

Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured.

Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently enacted tax laws.

The Company did not provide any current or deferred income tax provision or benefit for any period presented to date because there is no income from operation, with only minor timing differences with regard to the depreciation of fixed assets. Management has determined that any deferred tax asset or liability is inconsequential, and not material to the financial statements.

Recently Issued Accounting Standards

Recently issued accounting standards did not have an impact on the Company’s results of operations, financial position or cash flows.

3. COMMON STOCK

Upon formation of the Company, 100 shares of common stock was subscribed to for a subscription price of $100. The subscription has not been paid to date.

RELIABILITY INCORPORATED

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTORY DESCRIPTION

On April 1, 2007, Reliability, Inc. (“Company”) completed the merger of its wholly owned subsidiary, Reliability-Medallion, Inc., a Florida corporation, into Medallion Electric Acquisition Corporation (“Medallion Electric Acquisition” or “MEAC”) and the indirect acquisition, through MEAC, of Medallion Electric, Inc. (“Medallion Electric”).

Medallion Electric, Inc. was incorporated in the State of Florida in 1980. Medallion Electric is an electrical contracting company, located in Coral Springs, Florida, specializing in electrical contracting services to residential homebuilders, with its major assets consisting of contracts for services to be performed and accounts receivable. One shareholder unrelated to the Company or MEAC owned Medallion Electric. Medallion Electric Acquisition Corporation was incorporated under the laws of the State of Florida on December 8, 2006 to facilitate a merger between business entities. MEAC is considered to be a development stage company, and has no operations at March 31, 2007. MEAC was a privately held company owned by eight shareholders unrelated to the Company.

The unaudited pro forma financial information for MEAC and Medallion Electric are presented on a combined basis as Medallion on the accompanying pro forma statement of operations and pro forma balance sheet.

The unaudited pro forma statement of operations for the year ended December 31, 2006 and three months ended March 31, 2007 give pro forma effect to the MEAC merger and the Medallion Electric acquisition as if the transactions had been consummated on January 1, 2006.

The unaudited pro forma balance sheet as of March 31, 2007 gives pro forma effect to the MEAC merger and Medallion Electric acquisition as if the transaction had been consummated on March 31, 2007.

The unaudited pro forma financial information is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations do not purport to represent what the results of operations actually would have been if the events described above had occurred as of the date indicated or what the results will be for any future periods. The pro forma financials statements and the accompanying notes should be read in conjunction with historical financial statements contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 and the historical financial statements and notes thereto of MEAC and Medallion Electric included in this report.

RELIABILITY INCORPORATED

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Year Ended December 31, 2006

(In thousands, except per share data)

			Pro Forma Adjustments			Pro Forma Reliability
	Reliability	Medallion	Debit	Credit	Notes
Revenue	$237	$7,856				$8,093
Cost and Expenses:
Cost of goods sold	219	5,905				6,124
Marketing, general and administrative	1,297	621				1,918
Depreciation and amortization	4	26				30

Total cost and expenses	1,520	6,552				8,072
(Gain) on sales of assets	(1,583)	—				(1,583)

Operating income from continuing operations	300	1,304				1,604
Other income (expense):
Interest (expense)	(170)	(7)	224		4	(401)
Interest income	53	7				60
Other income (expense)	39	—				39

Total other (expense)	(78)	—				(302)

Income from continuing operations, before taxes	222	1,304				1,302
Provision for income taxes	—	—			8	—

Income from continuing operations	222	1,304				1,302
(Loss) from discontinued operations	(400)	—				(400)

Net income	$(178)	$1,304				$902

Basic earnings (loss) per share:
Continuing operations	$.03					$.20
Discontinued operations	(.06)					(.06)

Net earnings (loss)	$(.03)					$.14

Diluted earnings (loss) per share:
Continuing operations	$.03					$.19
Discontinued operations	(.06)					(.06)

Net earning (loss)	$(.03)					$.13

Shares outstanding:
Basic	6,336					6,336
Diluted	6,806					6,806

See accompanying notes.

RELIABILITY INCORPORATED

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Three Months Ended March 31, 2007

(In thousands, except per share data)

			Pro Forma Adjustments			Pro Forma Reliability
	Reliability	Medallion	Debit	Credit	Notes
Revenue	$6	$1,346				$1,352
Cost and Expenses:
Cost of goods sold	2	1,082				1,084
Marketing, general and administrative	221	151				372
Depreciation and amortization	—	7				7

Total cost and expenses	223	1,240				1,463

Operating income from continuing operations	(217)	106				(111)
Other income (expense):
Interest (expense)	—	—	54		4	(54)
Interest income	16	3				19
Other income	1	—				1

Total other income	17	3				(34)

Income (loss) from continuing operations, before taxes	(200)	109				(145)
Provision for income taxes	—	—			8	—

Income (loss) from continuing operations	(200)	109				(145)
(Loss) from discontinued operations	(74)	—				(74)

Net income (loss)	$(274)	$109				$(219)

Basic earnings (loss) per share:
Continuing operations	$(.03)					$(.02)
Discontinued operations	(.01)					(.01)

Net earnings (loss)	$(.04)					$(.03)

Diluted earnings (loss) per share:
Continuing operations	$(.03)					$(.02)
Discontinued operations	(.01)					(.01)

Net earning (loss)	$(.04)					$(.03)

Shares outstanding:
Basic	6,336					6,336
Diluted	6,806					6,806

See accompanying notes.

RELIABILITY INCORPORATED

UNAUDITED PRO FORMA BALANCE SHEET

March 31, 2007

(In thousands)

			Pro Forma Adjustments			Pro Forma Reliability
	Reliability	Medallion	Debit	Credit	Notes
ASSETS
Current assets:
Cash and cash equivalents	$1,039	$72		650	1,3,6	$461
Accounts receivable		893				893
Prepaid expense	20	26				46
Cost in excess of estimated earnings		421				421
Assets of discontinued operations	176	—				176

Total current assets	1,235	1,412				1,997
Property and equipment:
Machinery and equipment	65	224				289
Less accumulated depreciation	(63)	(102)				(165)

Net property and equipment	2	122				124
Other assets
Assets held for sale	1,000	—				1,000
Deferred acquisition cost	121	—		121	6	—
Deposits	—	5				5
Goodwill	—	—	2,045		1,2	2,045

Total other assets	1,121	5				3,050

TOTAL ASSETS	$2,358	$1,539				$5,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$139				$139
Accrued liabilities	291	5				296
Billings in excess of estimated costs	—	39				39
Current portion of long-term debt	—	7				7
Liabilities of discontinued operations	115	—				115
Notes payable	—	—		1,854	3	1,854
Current portion of earnout	—	—		250	5	250

Total current liabilities	406	190				2,700

Long-term liabilities:
Long-term liabilities (net of current portion)	—	19		500	5	519

Total long-term liabilities	—	19				519

Stockholders’ equity:
Common stock	9,767	1	1		7	9,767
Accumulated earnings (deficit)	(6,721)	2,105	2,105		7	(6721)
Distribution of profit		(273)		273	7	—
Less treasury stock at cost	(1,094)	(503)		503	7	(1,094)

Total stockholders’ equity	1,952	1,330				1,952

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,358	$1,539				$5,171

See accompanying notes.

RELIABILITY INCORPORATED

NOTES TO PRO FORMA FINANCIAL INFORMATION

1. MEDALLION ELECTRIC PURCHASE PRICE

On April 1, 2007, Reliability, Inc. (“Company”) completed the merger of its wholly owned subsidiary, Reliability-Medallion, Inc., a Florida corporation, into Medallion Electric Acquisition Corporation (“MEAC”) and the indirect acquisition, through MEAC, of Medallion Electric, Inc. (“Medallion Electric”). The following is the estimated purchase price for the Medallion Electric acquisition (in thousands):

Cash payment to Medallion Electric	$500
Promissory notes payable	1,854
Guaranteed earnout	750
Professional fees and expenses	271

$3,375

The estimated fair value of the assets acquired and liabilities assumed at the date of acquisition is as follows (in thousands):

April 1, 2007 Estimated Fair Value
Current assets	$1,412
Property and equipment	122
Other assets	5
Goodwill	2,045

Total assets acquired	3,584

Current liabilities	190
Long-term debt	19

Total liabilities assumed	209

Net assets acquired	$3,375

There were no identified intangible assets, although the Company’s assessment is ongoing. This preliminary assessment of the estimated fair value resulted in $ 2,044,766 of goodwill, which will be subject to periodic impairment testing. Goodwill is expected to be fully deductible over 15 years for tax purposes.

2. GOODWILL

The preliminary pro forma adjustment to record goodwill representing the excess of the purchase price over the fair value of the net assets acquired (see note 1).

3. NOTES PAYABLE

The Company funded $500,000 to MEAC for the initial payment to the shareholder of Medallion Electric for his stock of Medallion Electric, reported as a pro forma adjustment to cash on the accompanying pro forma balance sheet, and delivered two promissory notes for the remainder of the initial cash purchase price, described below.

The first promissory note for $500,000, plus interest equal to prime rate plus one percent (1%) per annum, is due in full October 1, 2007 and secured by a first priority mortgage on the Company’s North Carolina property, reported as assets held for sale on the pro forma balance sheet. During the term of the agreement, Reliability has an obligation to maintain the property, insure it, pay the taxes on it and meet other standard mortgage provisions. Reliability’s failure to comply with such provisions gives the beneficiary the right to accelerate the note.

The second promissory note for $1,354,006, plus interest equal to prime rate plus two percent (2%) per annum, is secured with all the assets of Medallion Electric and due in full October 1, 2007. The Company has the option to extend the maturity date of the note for one month at a time and up to three months in total by paying the note holder an additional $10,000 for each month’s extension.

The preliminary pro forma adjustment of $1,854,006 to notes payable on the pro forma balance sheet reflects the sum of both promissory notes.

RELIABILITY INCORPORATED

NOTES TO PRO FORMA FINANCIAL INFORMATION

4. INTEREST EXPENSE

In the preparation of the pro forma financial information, the Company has assumed that it would not repay the promissory notes in advance of their due dates and would exercise its option to extend the term of the second promissory note three months (see note 3). This is reflected by the pro forma adjustment of $223,757 to interest expense on the pro forma statement of operations for the year ending December 31, 2006 and the $54,145 pro forma adjustment to interest expense on the pro forma statement of operations for the three months ended March 31, 2007.

5. EARNOUT AGREEMENT

The Medallion Electric stock purchase agreement provides for a portion of the purchase price to be calculated and paid as an earnout based upon the annual gross profits of Medallion Electric each year for three years beginning on October 1, 2006 and ending on September 30, 2009, with a guaranteed minimum earnout of $750,000 payable over three years. The first guaranteed annual earnout payment of $250,000 is recorded as a pro forma adjustment to current portion of earnout and the remaining $500,000 is recorded as a pro forma adjustment to long-term liabilities on the accompanying pro forma balance sheet. Each annual earnout payment shall be determined promptly after the close of each fiscal year by an audit conducted by the Company’s accountants.

Additional contingent earnout payments based on achieving certain gross profit levels in future periods may be recorded as an additional element of the purchase price when the contingency is resolved. Additional contingent earnout payments are based on the annual gross profits of Medallion Electric each year for three years beginning on October 1, 2006 and ending on September 30, 2009 divided by the base year gross profits of $1,434,746 times $500,000 minus the guaranteed annual earnout of $250,000.

6. PROFESSIONAL FEES AND EXPENSES

The Company’s professional fees and expenses incurred in connection with the merger and MEAC’s acquisition of Medallion Electric were $120,962, previously reported as deferred acquisition cost. The $121,000 pro forma adjustment reflects the reclassification of these expenses to the Medallion Electric purchase price (see note 1).

In addition to the Company’s professional fees, MEAC’s estimated fees and expenses in connection with the merger and acquisition of Medallion Electric were $805,000. At closing the Company funded MEAC $150,000 to be used to pay a portion of its professional fees and expenses in connection with these transactions which is reported as a pro forma adjustment to cash on the accompanying pro forma balance sheet and is included in professional fees and expenses of the Medallion Electric purchase price (see note 1). Under the Agreement of Merger and Plan of Reorganization, the payment of the balance of the $805,000 of expenses was contingent upon the Company raising at least $2,000,000 in one or more private placements of its common stock to select accredited investors. At June 15, 2007 the Company had not completed such private placements and the $655,000 balance of MEAC’s estimated expenses were cancelled. This contingency is resolved and is expected to have no further effect on the Company’s estimated purchase price referred to in note 1.

7. STOCKHOLDERS’ EQUITY

Reflects the pro forma adjustments to eliminate Medallion Electric’s historical components of stockholder equity and accrued interest expense (see note 4).

8. PROVISION FOR INCOME TAXES

No pro forma adjustments for income taxes have been recorded due to the Company’s net operating loss carryovers available to offset the pro forma income on the accompanying pro forma statement of operations. These carryovers may be subject to certain limitations on annual utilization in the event of a change in ownership, as defined by tax law.

RELIABILITY INCORPORATED

NOTES TO PRO FORMA FINANCIAL INFORMATION

9. CONTINGENT STOCK CONSIDERATION

On April 2, 2007, in connection with the merger and MEAC’s acquisition of Medallion Electric, the Company issued 3,000,000 shares of its common stock. 2,850,000 shares were issued to the shareholders of MEAC, and 150,000 shares were issued to the shareholder of Medallion Electric and his designee. Under the Agreement of Merger and Plan of Reorganization, all 3,000,000 shares issued at closing were escrowed with release contingent upon the Company raising at least $2,000,000 in one or more private placements of its common stock to select accredited investors. If at least $2,000,000 net to the Company was not raised in such private placements by June 15, 2007, the 3,000,000 shares issued in connection with the Merger and MEAC’s acquisition of Medallion Electric were to be cancelled, but Reliability will continue to own MEAC and Medallion Electric. At June 15, 2007 the Company had not completed such private placements and the 3,000,000 escrowed shares are cancelled. This contingency is resolved and is expected to have no further effect on the Company’s estimated purchase price (see note1).

The Company intends to continue seeking additional funding through one, or some combination of private placements, debt and selling its remaining real estate holdings to provide additional working capital and pursue additional acquisitions.